Exhibit 1

FOR FURTHER INFORMATION CONTACT

ISRAEL:	UNITED STATES:
Maya Lustig Investor Relations & Public Relations Manager Lipman Electronic Engineering Ltd. 11 Haamal Street, Park Afek Rosh Haayin 48092, Israel 972-3-902-9730	Jeff Corbin/Lee Roth KCSA Worldwide 800 Second Ave. New York, NY 10017 (212) 896-1214/(212) 896-1209 jcorbin@kcsa.com/lroth@kcsa.com

LIPMAN ELECTRONIC ENGINEERING LTD. ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Rosh Haayin, Israel - June 10, 2004 – Lipman Electronic Engineering Ltd. (NASDAQ, TASE: LPMA), today announced that its Board of Directors has approved a two-for-one stock split, to be effected in the form of a stock dividend. Shareholders on the record date of June 22, 2004 will be entitled to one additional share for every share they own on that date. New shares will be issued on July 1, 2004 by the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005. The date on which the split shares will be reflected on NASDAQ trading prices is July 2, 2004. The date on which the split will be reflected on the TASE trading prices is June 23, 2004.

About Lipman

Lipman is a leading worldwide provider of electronic payment systems. Lipman develops, manufactures and markets a variety of handheld, wireless and landline POS terminals, electronic cash registers, retail ATM units, PIN pads and smart card readers, all under the NURIT® brand name. In addition, Lipman develops technologically advanced software platforms that offer comprehensive and customized transaction processing solutions for its customers.

Lipman's corporate headquarters and R&D facilities are located in Israel. Lipman also maintains offices in the US, Turkey, China, Spain, Russia, Italy, Canada and Latin America.

Statements concerning Lipman's business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our dependence on distributors and customers; the competitive market for our products; market acceptance of new products and continuing products; timely product and technology development/upgrades and the ability to manage changing market conditions; manufacturing in Israel; compliance with industry and government standards and regulations; dependence on key personnel; and other factors detailed in Lipman's filings with the U.S. Securities and Exchange Commission. Lipman assumes no obligation to update the information in this release.